Exhibit 99

Investor Contact:

Media Contact:

Emma Jo Kauffman

Andrea Ewin Turner

(615) 855-5525

(615) 855-5209

DOLLAR GENERAL REPORTS INCREASED MARCH SALES

GOODLETTSVILLE, Tenn. – April 10, 2003 – Dollar General Corporation (NYSE: DG) today reported total retail sales for the March five-week period ended April 4, 2003, equaled $602.5 million compared with $533.7 million last year, an increase of 12.9 percent.  Same-store sales for the March period increased 4.2 percent compared with a 6.9 percent increase in the prior year March period.  The average customer purchase in March was approximately $8.38 compared to $8.38 in the same period last year. Customer transactions in same-stores increased approximately 4.5 percent.

March sales by major merchandise category are as follows:

	FY 2003 Percent of Sales	FY 2002 Percent of Sales	Est. Same-Store Sales Change
Highly Consumable	63%	61%	+8%
Seasonal	15%	15%	+4%
Home Products	13%	14%	-2%
Basic Clothing	9%	10%	-8%

Departments reporting the strongest same-store percentage sales increases for March include the health and beauty aids department, the home cleaning and food department, and the infants, toddlers and girls department.

For the nine-week period ended April 4, 2003, Dollar General total retail sales increased 12.1 percent to $1,078.8 million from $962.1 million for the nine-week period ended April 5, 2002.  Same-store sales for the nine-week period increased 3.4 percent.

April Sales Outlook:

For the four-week April period ending May 2, 2003, the Company expects total sales to increase 11 to 14 percent. Same-store sales are expected to increase three to six percent compared with a same-store sales increase of 5.5 percent in the April period last year.  April sales results will be released on Thursday, May 8, 2003.

Dollar General is a Fortune 500® discount retailer with 6,273 neighborhood stores in 27 states as of April 4, 2003.  Dollar General stores offer convenience and value to its customers, by offering consumable basics, items that are frequently used and replenished, such as food, snacks, health and beauty aids and cleaning supplies, as well as an appealing selection of basic apparel, housewares and seasonal items at everyday low prices.  The typical Dollar General store has 6,700 square feet of selling space and is located within three to five miles of its target customers.

This press release contains forward-looking information, including information regarding the Company’s future sales outlook.  The words “believe,” “anticipate,” “project,” “plan,” “expect,” “estimate,” “objective,” “forecast,” “goal,” “intend,” “will likely result,” or “will continue” and similar expressions generally identify forward-looking statements.  The Company believes the assumptions underlying these forward-looking statements are reasonable; however, any of the assumptions could be inaccurate, and therefore, actual results may differ materially from those projected by, or implied in, the forward-looking statements.  A number of factors may result in actual results differing from such forward-looking information, including, but not limited to:  the Company's ability to maintain adequate liquidity through its cash resources and credit facilities; the Company's ability to comply with the terms of the Company's credit facilities (or obtain waivers for non-compliance); transportation and distribution delays or interruption; inventory risks due to shifts in market demand; changes in product mix; interruptions in suppliers' businesses; costs and potential problems and interruptions associated with implementation of new or upgraded systems and technology; fuel price and interest rate fluctuations; a deterioration in general economic conditions caused by acts of war or terrorism; temporary changes in demand due to weather patterns; delays associated with building, opening and operating new stores;  and the impact of the SEC inquiry related to the restatement of certain of the Company’s financial statements.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.  The Company disclaims any obligation to publicly update or revise any forward-looking statements contained herein to reflect events or circumstances occurring after the date of this release or to reflect the occurrence of unanticipated events.

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